Exhibit 10.33

Loan Agreement between Changzhou City Wujin Best Electronic Cables Co., Ltd., and Pudong Development Bank Changzhou Branch, pursuant to which Pudong Development Bank Changzhou Branch provided a loan with a total amount of RMB10,000,000. The loan term is from March 15, 2011 to December 14, 2012. The annual interest rate is 8.2%, which is 125% of the benchmark interest rate published by the People's Bank of China.